Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
June 8, 2017	Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745

QCR Holdings, Inc.

Announces Plans to Acquire Guaranty Bank and Trust Company from Guaranty Bankshares, Ltd.

QCR Holdings, Inc. (NASDAQ/QCRH) today announced the signing of a definitive agreement to acquire Guaranty Bank and Trust Company (“Guaranty Bank”) from Guaranty Bankshares, Ltd. (“Guaranty”). Established as a de novo bank in 1934, Guaranty Bank is headquartered in Cedar Rapids, Iowa. The acquisition and subsequent merger of Guaranty Bank into Cedar Rapids Bank & Trust Company (“CRBT”) will enhance the footprint and deposit base of CRBT, a wholly owned subsidiary of QCRH.

Guaranty Bank has five banking locations and approximately $267 million in assets and approximately $213 million in deposits as of March 31, 2017. The synergies between the Guaranty Bank and QCR Holdings approach to customer service and community involvement are key components in this strategic acquisition.

“QCRH continues to grow our franchise in markets that are important to us,” commented Douglas M. Hultquist, President and Chief Executive Officer, “and partnering with a legacy financial institution such as Guaranty Bank is a good strategic fit. The mission, vision and values of both organizations focus on recruiting the best people, delivering exceptional, local, client service and building the communities they serve. We are extremely honored to welcome the clients and employees of Guaranty Bank to the QCR Holdings family.”

Todd A. Gipple, Chief Operating Officer and Chief Financial Officer of QCR Holdings remarked, “We believe this transaction is a great opportunity for Guaranty shareholders to be part of a strong, relationship-focused company. We are pleased to have the opportunity to partner with Guaranty Bank to help create the dominant community banking franchise in the Cedar Rapids area. As one of our key strategies to drive shareholder value, QCR Holdings seeks to participate as an acquirer to further boost ROAA and increase earnings per share. We believe acquiring Guaranty Bank will add to the value and growth of our Company.”

Robert D. Becker, Chairman and President of Guaranty Bankshares said, “Guaranty Bank began serving the Cedar Rapids community over 83 years ago. This acquisition provides broader services to our customers while providing greater opportunities for our shareholders.”

“We are excited about joining forces with Cedar Rapids Bank & Trust. Partnering with CRBT will allow us to further broaden the reach of our mission which is to consistently exceed expectations by providing solutions which help our customers, our stakeholders and our communities prosper,” added Christopher J. Lindell, President and Chief Executive Officer, Guaranty Bank. “Customer service will remain our primary focus during and after this merger. For the near future, CRBT and Guaranty Bank do not anticipate any immediate changes to our organizations, so customers can continue doing business as usual.”

Piper Jaffray & Co. served as financial advisor to QCR Holdings and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel. Sheshunoff & Co. Investment Banking, L.P. served as financial advisor to Guaranty and Hunton & Williams LLP served as legal counsel.

Terms of the Transaction

In the acquisition, QCR Holdings will acquire 100% of Guaranty Bank’s outstanding common stock and certain other assets of Guaranty for aggregate consideration of 79% QCR Holdings common stock and 21% cash. The projected deal value at closing of the transaction is approximately $44.2 million. The transaction is subject to regulatory approval by bank regulators, approval by Guaranty shareholders and certain closing conditions. The transaction is expected to close late in the third quarter or early fourth quarter of 2017.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, Community State Bank, which is based in Ankeny, Iowa and was acquired by the Company in 2016, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Special Note Concerning Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the federal securities laws with respect to the financial condition, results of operations, plans, objectives, future performance and business of QCR Holdings and Guaranty. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of QCR Holdings’s and Guaranty’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and neither QCR Holdings nor Guaranty undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of QCR Holdings and Guaranty to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (i) the possibility that any of the anticipated benefits of the proposed transaction between QCR Holdings and Guaranty will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of Guaranty with those of QCR Holdings will be materially delayed or will be more costly or difficult than expected; (iii) the inability to complete the proposed transaction due to the failure of the required stockholder approval; (iv) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (v) the failure of the proposed transaction to close for any other reason; (vi) the effect of the announcement of the transaction on customer relationships and operating results; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) the strength of the local, national and international economy; (ix) changes in state and federal laws, regulations and governmental policies concerning QCR Holdings’s and Guaranty’s general business; (x) changes in interest rates and prepayment rates of QCR Holdings’s and Guaranty’s assets; (xi) increased competition in the financial services sector and the inability to attract new customers; (xii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (xiii) the loss of key executives or employees; (xiv) changes in consumer spending; (xv) unexpected results of acquisitions, including the acquisition of Guaranty; (xvi) unexpected outcomes of existing or new litigation involving QCR Holdings or Guaranty; (xvii) the economic impact of any future terrorist threats or attacks; (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xix) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning QCR Holdings and its business, including additional factors that could materially affect QCR Holdings’s financial results, are included in QCR Holdings’s filings with the Securities and Exchange Commission (the “SEC”).

Additional Information

QCR Holdings will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Guaranty that also constitutes a prospectus of QCR Holdings, which will be sent to the stockholders of Guaranty. Guaranty’s stockholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about QCR Holdings, Guaranty and the proposed transaction. When filed, this document and other documents relating to the proposed transaction filed by QCR Holdings and Guaranty can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing QCR Holdings’s website at www.qcrh.com under the tab “Investors Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from QCR Holdings upon written request to QCR Holdings, Inc., Corporate Secretary, 3551 7th Street, Moline, Illinois 61265 or by calling (309) 736-3584, or from Guaranty, upon written request to Guaranty Bankshares, Ltd., Chris Lindell, 302 Third Avenue Southeast, Cedar Rapids, Iowa 52401 or by calling (319) 286-6208.

This document shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in this Transaction

QCR Holdings, Guaranty and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of QCR Holdings relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 3, 2017. This definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

2